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                    [Simpson Thacher & Bartlett Letterhead]

                                                                     EXHIBIT 8.1

                                          February 5, 2001

Vivendi Universal
42, Avenue de Friedland
75380 Paris Cedex 08
France

Ladies and Gentlemen:

     We have acted as special tax counsel to Vivendi Universal (the "Company"), a societe anonyme organized under the laws of the Republic of France, in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form F-4 filed with the Commission on February 5, 2001 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the Company's exchange offer and consent solicitation (the "Offer") with respect to all of the outstanding 7.50% Adjustable Conversion-rate Equity Security Units of The Seagram Company Ltd., a Canadian corporation.

     All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Registration Statement.

     In delivering this opinion, we have reviewed and relied upon the Registration Statement. We have also examined and relied upon the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the Offer will be consummated in accordance with the terms of the Registration Statement. If the Offer is effected on a factual basis different from that contemplated in the Registration Statement the opinion expressed herein may be inapplicable.

     Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. Consequently, future changes in law may cause the tax treatment of the Offer to be materially different from that described above.

     Based on and subject to the foregoing, the statements set forth in the Registration Statement under the caption "Tax Information -- Certain U.S. Federal Income Tax Consequences -- Treatment of Exchange Offer", insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Offer under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.
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     We hereby consent to the filing of this opinion as Exhibit 8.1 to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                         Very truly yours,

                                         /s/ SIMPSON THACHER & BARTLETT